UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 3, 2012 (February 1, 2012)

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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Victor Lee as President and Chief Executive Officer
On February 1, 2012, Victor Lee was appointed as President and Chief Executive Officer of Ascent Solar Technologies, Inc. (the “Company”). Mr. Lee will continue to serve as a member of the Board of Directors (the “Board”) of the Company. Mr. Lee does not serve on any committees of the Board.
Victor Lee, age 44, has served on the Board since November 2011. Mr. Lee is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 17 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to managing director and Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billion assets under management. From 2007 until 2009 he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University.
Mr. Lee is also the Executive Director of TFG Radiant Group Ltd. and its affiliates ("TFG Radiant"), the Company's largest shareholder. On August 12, 2011, the Company entered into an investment and strategic alliance with TFG Radiant.  On that date, TFG Radiant made an initial $7.36 million equity investment in the Company, and, in connection with such investment, received an option to acquire an additional 9,500,000 shares of the Company's common stock at an exercise price of $1.55 per share. In December, 2011, TFG Radiant agreed to purchase an additional 21% of the outstanding stock in a private transaction, through the acquisition of stock owned by Norsk Hydro Produksjon AS. Upon closing of that transaction, TFG Radiant will own approximately 41 percent of the Company's outstanding stock.
Mr. Lee will not receive any cash, equity or other compensation from the Company. Mr. Lee will not be entitled to any severance or change of control payments from the Company. The Company has agreed to reimburse Mr. Lee, who is based in Singapore, for his reasonable documented housing and travel expenses when he is in the Denver, Colorado area.
Replacement of Ron Eller as President and Chief Executive Officer and Resignation as Director
As a result of the appointment of Mr. Victor Lee as President and Chief Executive Officer, Mr. Ron Eller is no longer the Company's President and Chief Executive Officer as of February 1, 2012.  Mr. Eller also resigned as a director as of February 1, 2012. Mr. Eller will be entitled to severance and certain other benefits as provided for by his existing employment agreement dated March 31, 2011 conditioned upon compliance with the requirements of such agreement.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release, dated February 2, 2012
Forward-Looking Statements
This Current Report on Form 8-K, including its exhibits, contains forward-looking statements. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “intend,” “estimate” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements represent our management's judgment regarding future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including the statements under “Risk Factors” contained in the Company's Annual Report on Form 10-K filed with the

Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

February 3, 2012	By:	/s/ Gary Gatchell
Name: Gary Gatchell
Title: Chief Financial Officer and Secretary